Exhibit 99.1


           Benihana Inc. Reports a 9.2% Increase in First Quarter 2007 Comparable Restaurant Sales; Total Restaurant Sales Grew 7.9%


     MIAMI--(BUSINESS  WIRE)--July 24,  2006--Benihana  Inc. (NASDAQ:  BNHNA and
BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported a 9.2% increase in company-wide comparable restaurant sales for the sixteen-week period ended July 16, 2006. Total restaurant sales increased 7.9% to $79.4 million from $73.6 million last year.
     For the fiscal first quarter of 2007, comparable restaurant sales for the Benihana teppanyaki restaurants, which accounted for approximately 74% of consolidated restaurant sales, increased 7.7%. In addition, comparable restaurant sales rose 18.6% at RA Sushi and 10.6% at Haru, with eight and seven restaurants, respectively in their comparable restaurant base. The Company considers restaurants in operation twelve months or longer to be a part of the comparable restaurant base. The Company experienced a net loss of 16 operating weeks during the first quarter compared to the prior year (1,124 vs. 1,140) due to the ongoing remodeling program.
     "We experienced robust trends across our entire restaurant portfolio, and far exceeded industry averages with our first quarter comparable unit sales results. Despite some macro economic pressures affecting discretionary spending, our customers clearly appreciate the superior guest experience we offer at each of our three Japanese and sushi-themed restaurant concepts. In addition, our recently renovated Benihana teppanyaki restaurants in Memphis and Cleveland are performing quite well and gives us further confidence in our revitalization strategy," said Joel A. Schwartz, President and CEO.

     About Benihana

     Benihana Inc. (NASDAQ: BNHNA and BNHN) operates 75 restaurants nationwide, including 57 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and eleven RA Sushi Bar restaurants. Under development at present are nine restaurants - three Benihana teppanyaki restaurants, one Haru restaurant, and five RA Sushi restaurants. In addition, eleven franchised Benihana teppanyaki restaurants are now open in the U.S. and seven in Latin America and the Caribbean, while another two are under development.


     CONTACT: Benihana Inc.
              Joel A. Schwartz / Michael R. Burris, 305-593-0770 or
              Integrated Corporate Relations
              Tom Ryan / Raphael Gross, 203-682-8200